Exhibit 99.2

Information about Radiancy, Inc.

Radiancy, Inc.

40 Ramland Road South, Suite 200

Orangeburg, NY 10962

(845) 398-1647

Radiancy is a developer and manufacturer of home-use and professional aesthetic and dermatological devices. Radiancy, sells a range of home-use devices under its proprietary brand, no!no!®, for various indications including hair removal, acne treatment, skin rejuvenation and facial muscle toning. Radiancy also offers a professional product line under its proprietary brand LHE® which addresses hair removal, acne treatment, skin tightening and psoriasis care sold to physician clinics and spas. Radiancy operates parts of its sales, marketing, operations and R&D through its wholly owned subsidiary, Radiancy (Israel), Ltd.

Overview

Incorporated in Delaware in October 1998, Radiancy designs, develops and sells a range of proprietary, non-invasive devices and consumable components for the consumer and for professional aesthetic markets.

Radiancy’s business involves taking professional technologies geared towards physicians and med-spas to the home use market utilizing a variety of channels including infomercials, retail outlets, home shopping networks and distributors. Radiancy believes it was among the first to penetrate the consumer markets with aesthetic professional technologies.

Radiancy’s products are based on its proprietary light and heat energy (LHE® Brand technology) and Thermicon® Brand devices. Its products are designed to be used in a variety of non-invasive aesthetic procedures, including hair removal, acne treatment, rejuvenation of the skin’s appearance through the treatment of superficial benign vascular and pigmented lesions, facial muscle toning and psoriasis care. Most of Radiancy’s products contain consumable components, which allow Radiancy to generate recurring revenues from the sales of such consumables to existing customers.

Radiancy launched its no!no!® hair removal device in South America in 2004 and in the U.S. home use market in 2007. Radiancy has used its no!no!® brand name for its new product lines targeting acne removal (no!no! Skin™) and facial muscle toning (no!no! Face Trainer™) as well as after-treatment topicals (no!no! Smooth™ skincare line). no!no!® products have been featured in television talk shows, magazines, newspapers and other periodicals, as well as online.

On the professional aesthetic market, Radiancy has a significant installed base of devices, which enable practitioners to perform different aesthetic procedures using a single base unit. Most of Radiancy’s systems for the professional market consist of a base unit, one or two hand pieces and a consumable light unit assembly component, or LUA, that is specific to each application.

The Aesthetic Market

Radiancy operates its business through two principal business segments: the consumer and the professional aesthetic market segments. Radiancy believes the world-wide market for aesthetic treatments has grown significantly over the last few years and that this growth is attributable to a combination of factors, including:

•	an increased desire of many individuals to improve their appearance coupled with an increase in disposable income being spent on aesthetic treatments;

•	an aging population in the industrialized world, including the U.S. baby boomer population;

•	younger population looking for preventive solutions for aging;

•	new advances in technologies which have addressed perceived safety issues and which allow products to be made available to the consumer market;

•	the growing number of conditions, including acne, that can be treated non-invasively; and

•	the reduction in cost per procedure, which has made aesthetic treatments more affordable and therefore accessible to a broader base of consumers.

Medical Insight, Inc., an independent aesthetic market research firm estimates that retail sales of consumer home-use devices are expected to rise year over year, from an estimated $561.8 million in 2010 to $900 million in 2015. Medical Insight, Inc. also estimated that the number of aesthetic treatment procedures worldwide that use energy-based technologies will reach over 170 million in 2011 representing over $1.8 billion in sales of devices.

Radiancy’s Products and Technology

Thermicon® Brand Hair Removal Systems

Radiancy has developed its proprietary heat-based Thermicon® Brand devices technology to address consumer concerns over perceived limitations of existing hair removal products, including safety and pain, and to overcome inherent limitations of light-based hair removal solutions. Unlike other products that emanate from the principle of selective thermolysis, the Thermicon® Brand devices are based on heat only and are therefore applicable for all hair colors and skin types. Thermicon® Brand devices utilize a high-temperature thermodynamic wire filament that is activated when the devices are moved in contact with and across the treatment area. Radiancy believes its no!no!® Brand hair removal products have several advantages over existing products for both the consumer and professional hair removal market, including:

•

Broad Applicability. Where laser-based and intense pulsed light-based products are only effective at treating certain hair colors and skin types, products employing the Thermicon® Brand devices technology, which do not rely upon light, are equally effective across all hair colors and all skin types. Therefore, Radiancy believes that unlike light based devices, Thermicon® Brand devices effectively remove hair on people with light hair or dark skin.

•

Compact Size. Since the Thermicon® Brand devices do not require large energy sources or cooling systems, Radiancy is able to produce compact, hand-held, portable, recharble wireless products uniquely suitable for the consumer market, without sacrificing safety or efficacy.

•

Pain-Free. Many traditional hair-removal procedures, such as waxing or shaving, can cause nicks, cuts and significant pain. Radiancy believes that users of products employing the Thermicon® Brand devices experience only a mild tingling sensation.

Light and Heat Energy (LHE® Brand technology and devices)

LHE® Brand technology is Radiancy’s proprietary technology that it developed to address various disadvantages of lasers, IPL, and non-light-based solutions. Like lasers, the basis of the LHE® Brand technology emanates from the principle of selective photothermolysis and is based on the use of a combination of light and heat. LHE® Brand-based products apply a combination of light of various wavelengths and heat to the treatment area to achieve the desired effect. Radiancy believes LHE® Brand technology has several beneficial characteristics including:

•

Low Operation Costs. LHE® Brand technology, which employs a combination of direct heat and low fluence light, requires less light energy than lasers and IPL. Therefore, devices using the LHE® Brand technology do not require large power supplies and cooling systems, enabling Radiancy to make them significantly smaller and less expensive to manufacture, acquire and operate.

•	Performance. Radiancy believes the LHE® Brand technology is effective for its intended uses and its efficacy has been established through clinical trials of its products.

•

Excellent Safety Profile. Because LHE® Brand devices use lower fluence light, Radiancy believes they are generally simpler to use than other laser or IPL devices and have very low incidence of unwanted side effects. In addition, Radiancy has designed its products to include safety mechanisms in order to prevent unwanted user error.

•

Ease of Operation. Radiancy’s product designs require the operator to adjust only one variable per treatment. Because of this, Radiancy’s professional customers are able to use the products in their practice with as little as four hours of training.

•

Versatility. LHE® Brand devices can employ a single base unit for multiple applications. By attaching the appropriate LUA or hand piece that forms part of the system, a user of Radiancy’s devices, such as the Mistral™ Brand device, can treat a wide variety of conditions, including acne, unwanted hair and pigmented and vascular lesions. This versatility allows Radiancy’s professional customers to derive additional revenue sources from a single unit. Radiancy’s low cost and smaller-sized base unit is designed to make it accessible to professionals with small practices.

•

Cost Flexibility. Radiancy believes that using LHE® Brand technology enables it to provide low cost technology as an alternative compared to other high voltage flash lamps used in standard IPL systems. This allows flexibility in transferring professional technologies geared towards physicians and med-spas to the consumer home use market.

Acne Treatment

According to the American Academy of Dermatology, acne is the most common skin disorder in the United States and affects approximately 17 million Americans. It is estimated that nearly 80% of people aged 11–30 have some form of acne. Furthermore, according to a study by Health Advances, LLC, a healthcare consulting firm, approximately 10 million U.S. adults have acne scars, while only one million, on average, seek treatment annually as physicians and patients are not satisfied with current drug therapies. Treatments for acne have historically been in the form of over-the-counter and prescription treatments including pills and topical ointments. Acne has proven to be a difficult condition to treat with traditional therapies, and thus far there have been limited options with a variety of side effects.

GlobalData’s research suggests that the global acne therapeutics market was worth $2.9 billion in 2009 and is expected to reach $3.1 billion in 2017. Although still in an early stage of adoption, home use acne reduction devices have continued to expand through 2011 as acne sufferers increasingly seek safe, non-pharmaceutical remedies.

Skin Rejuvenation

With skin rejuvenation treatments, patients generally hope to improve overall skin tone and texture, reduce pore size and remove other signs of aging, including mottled pigmentation, diffused redness and wrinkles. Non-light-based skin rejuvenation treatments include a broad range of alternatives, such as injections of Botox and dermal fillers, chemical peels and microdermabrasion. According to Medical Insight, Inc., total procedure fees will rise from $3.5 billion in 2010, to more than $8.0 billion in 2015.

Non-ablative (non-tissue removing) skin rejuvenation offers many benefits over traditional laser skin resurfacing, including no re-epithelialization time, or patient down time, and a low risk of complications. Skin rejuvenation, unlike laser skin resurfacing, requires little healing or downtime and can be performed on a person’s lunch break. Radiancy believes skin rejuvenation procedures appeal to younger people who may not yet have significant damage to their skin from aging or the sun, providing a new and growing customer base of people in their 20s and 30s.

Psoriasis Treatment

Psoriasis is a chronic skin disease characterized by a red, scaly rash that covers different areas of the body to varying degrees. According to the National Institute of Arthritis and Musculoskeletal and Skin Diseases, approximately 2% to 2.6% of the American population, or between 5.8 and 7.5 million Americans, suffer from psoriasis. The National Psoriasis Foundation estimates that psoriasis affects approximately 1% to 3% of the world’s population, or between 64 and 190 million people. GlobalData has estimated the global psoriasis therapeutics market to be valued at $2.7 billion in 2009. It is expected to grow with a Compound Annual Growth Rate (CAGR) of approximately 4.73% from $2.7 billion in 2009 to $3.9 billion by 2017. Various alternatives are available for controlling the disease, including topical treatments (such as moisturizers, steroidal ointments or vitamin A or D derivatives), ultra-violet lamps and systemic therapies (such as antibiotics).

Radiancy’s Products and Their Applications

Products for the Consumer Products Segment

Radiancy currently sells six consumer products and a skincare line and has further consumer products under development. All of its current and anticipated consumer products are based on either the Thermicon® Brand or LHE® Brand technologies. The Thermicon® Brand devices consist of handheld units and a consumable head. Each LHE® Brand device system consists of a handheld unit.

no!no! Hair Removal Classic™ Brand device. Launched in 2004, no!no! Hair Removal Classic™ employs the Thermicon® Brand technology which uses the principle of heat transference, conducting a pulse of heat to the hair shaft, separating the shaft and removing the hair so the signal continues down into the follicle to disrupt hair growth. Revenues from the sales of the no!no! Hair Removal Classic™ is responsible for 23%, 52% and 70% of Radiancy’s total revenues for the years ended December 31, 2010, 2009 and 2008, respectively.

no!no! Hair Removal 8800™ Brand device. Launched in 2009, no!no! Hair Removal 8800™ is the latest version of Radiancy’s hair removal products. The 8800 is designed to remove hair, slow down hair regrowth and reduce density. The product allows the user to select from three treatment levels, and compared to the Classic, is a rechargeable portable product. The 8800 includes a narrow tip for face and bikini area and is rechargeable. Radiancy also introduced no!no! Hair™ for men, a hair removal product with adjusted functionality for grooming requirements of men based on the 8800 model. Revenues from the sales of the no!no! Hair Removal 8800™ is responsible for 59% and 12% of Radiancy’s total revenues for the years ended December 31, 2010 and 2009, respectively.

no!no! Plus™ Brand device. Launched in 2011, the no!no! Plus™ Brand device utilizes the three treatment levels of the no!no! Hair Removal 8800™ at a price lower than that of the 8800, and Randiancy believes, it provides an improved user interface as compared to the no!no! Hair Removal Classic™.

no!no! Skin™ Brand device. Launched in 2008, the no!no! Skin™ Brand devices employs LHE® Brand has received FDA clearance to treat mild to moderate acne vulgaris. The device emits a gentle pulse of light and heat directly to the pimple to heat it and reduce inflammation. The no!no! Skin™ Brand device has received FDA 510(k) clearance and is CE 0344 certified. In 2010, the no!no! Skin™ Brand device has received additional FDA 510(k) clearance to be used at-home “for dermatological purposes”.

no!no! Smooth™ Skincare line. Launched in 2008, the no!no! Smooth™ Skincare line is a line of topical creams, comprised of a cleanser, a moisturizer, and a serum and body-cream that are designed to help slow and reduce hair regrowth. No!no! Smooth™ creams are enriched with Capislow®, an active ingredient which has been shown in studies to reduce hair re-growth and hair density and enhance the Thermicon® Brand devices’ effect.

no!no! Face Trainer™ Brand device. Launched in 2009, the no!no! Face Trainer™ is designed to work all 44 bilaterally symmetrical face and neck muscles, which improves muscle tone, smoothes away wrinkles and gives a lift to sagging skin.

Products for the Professional Products Segment

Radiancy sells a range of professional systems, all based on the proprietary LHE® Brand technology, for hair removal, acne treatment and rejuvenation of the skin’s appearance through the treatment of superficial benign vascular and pigmented lesions and psoriasis care. These systems are sold in over 50 countries, primarily to medical practitioners and to aestheticians. Each of Radiancy’s professional products features a different mix of applications and has different average selling prices, allowing its professional customers to choose which system to purchase based on their modality preferences and practice economics. Each system consists of a base unit, one or two hand pieces or a consumable LUA. These systems are designed to enable practitioners to perform different aesthetic procedures using a single base unit. As these professional products require multiple treatments to cause the desired effect, professionals using these products in their practice typically offer their patients treatment packages in order to optimize treatment regimens and achieve targeted efficacy.

Mistral™ Brand device. The Mistral™ Brand device, launched in 2007, is a multi-application platform FDA cleared for hair removal, acne treatment and rejuvenation of the skin’s appearance through the treatment of superficially benign vascular and pigmented lesions and psoriasis care. Outside the United States, it is also Medical CE 0344 certified for acne treatments, psoriasis care, skin rejuvenation, skin tightening and hair removal. With a Windows CE platform, on-board patient database and intuitive computer interface, management believes its Mistral™ Brand device creates a safe and efficient working environment, streamlining the process, and delivering convenient and comfortable treatment sessions for both the practitioner and patients. Each application utilizes a completely different hand piece.

Kona™ Brand devices. Launched in 2009, Kona™ Brand device is an aesthetic multi-application platform for hair removal and rejuvenation of the skin’s appearance through the treatment of benign, superficial vascular and pigmented lesions, and is based on Radiancy’s Mistral™ Brand device medical platform. In the United States, it is FDA cleared for hair removal and rejuvenation of the skin’s appearance through the treatment of benign, superficial vascular and pigmented lesions. It is also CE certified.

SpaTouch® Elite Brand device. The SpaTouch® Elite Brand device introduced in December 2010, is a lightweight tabletop unit targeted at long-term hair removal. It is based on the legacy SpaTouch® Brand device. The SpaTouch® Brand device is FDA cleared for hair removal. In the European Union, SpaTouch® Brand device is CE certified. The device includes a computer based system with intuitive user interface, simple one-touch adjustments and unsurpassed control and safety. The SpaTouch® Elite Brand device is designed to enable the practitioner to provide faster treatments ensuring maximum efficiency and a wider range of clients with skin types I-VI.

Facial Skin-treatment device. Facial Skin treatment device (“FSD”), also known as the Facial Toning Device (“FTD”) outside of the United States, was launched in August 2004. In the United States, the FSD is intended to treat benign pigmented lesions, including, but not limited to solar lentigines, ephilides (freckles), and mottled pigmentation in patients with certain skin types. In the European Union, the FSD is intended also for skin tonification and homogenization treatments.

How Radiancy’s Products Work

LHE® Brand device and Hair Removal. The energy level of an LHE® Brand device is adjusted prior to the treatment based on the skin type and hair color of the patient to ensure greater efficacy with minimal damage of the epidermis. Flashes of broad spectrum light and heat from the accessory light unit assembly, or LUA, are applied to the treatment area. The light selectively targets the melanin in the hair, elevating the temperature of the hair follicle. Heat energy from the light source is conducted down the hair shaft to provide the additional heat needed to coagulate the hair bulge and hair bulb. The combined energy of heat and light results in the subsequent destruction of the hair follicle.

LHE® Brand device and Acne Treatment. The combination of dead skin cells and increased sebum production due to hormonal changes often results in a blocked pore. The blocked pore creates an environment for the P. Acnes bacterium, which thrive when there is a lack of oxygen, to reproduce colonies and release porphyrin. The optimal light wavelength, typically green and/or red, penetrates the lesion and causes the porphyrin molecules to release oxygen radicals. Oxygen radicals then attack the acne bacteria and destroy them. The red light produces anti-inflammatory results and the heat opens the pores and speeds up the chemical reaction. Direct heat delivered to the skin accelerates the photothermal reaction and bacterial destruction.

LHE® Brand device and Treatment of Vascular and Pigmented Lesions. As the skin ages, various factors lead to its degeneration and imperfections such as age spots, vascular lesions, pigmented lesions and fine lines. In treating vascular and pigmented lesions, Radiancy believes the light directly targets oxy-hemoglobin and melanin in the affected area, heating the treated area until the required coagulation temperature is reached, following which, the coagulated cells are eliminated by a natural process and replaced by new cells. The body’s natural healing process then works to remove the lesion, which then simply scabs and drops off or is absorbed in the skin.

LHE® Brand device and Psoriasis Treatment. In normal skin, cells grow, move to the surface and are shed at a steady unnoticeable rate. This cycle takes about one month. In psoriasis, the immune system sends faulty signals that speed up this cycle to only three to four days. The skin thickens with extra cells and blood vessels grow larger in an attempt to feed those extra cells. Skin cells pile up on the surface with dead cells creating a white, flaky layer over the patch of inflamed skin. Radiancy believes that LHE® Brand device targets only affected areas using specialized flashes of green and yellow light to shrink and eliminate the blood vessels that feed the abnormal growth of psoriatic skin cells. Radiancy believes that the heat reduces swelling and inflammation and stops the constant itching associated with psoriasis. Several of the LHE® Brand devices have received regulatory clearance for psoriasis treatment in the United States for all skin types.

Thermicon® Brand devices and Hair Removal. Thermicon® Brand devices utilize a high-temperature thermodynamic wire filament that is activated when the product is moved in contact with and across the skin. The filament applies heat to the treatment area, which is conducted to the hair shaft. Even though the filament reaches very high temperatures, it does not burn the skin due to the various safety features Radiancy has built into each product unit. The hair shaft is then destroyed by thermolysis, resulting in removal of the hair.

Radiancy’s Strategy

Radiancy believes that the growing aesthetic professional and home use device market offers potential growth opportunities. Radiancy’s goal is to enhance its world-wide leader position in providing non-invasive treatments to the professional and consumer aesthetic markets. Radiancy believes that everyone is entitled to quality skincare and it is constantly aiming to redefine expectations in order to deliver smart skin solutions to the wide range of consumers and professionals. Radiancy’s strategy to capitalize on these opportunities includes:

Further Penetration of the Home Use Market. Since launching the no!no!® Brand hair removal devices in South America in December 2004, Radiancy has sold over 2,000,000 units of different models of the no!no!® Brand hair removal devices in more than 50 countries. Radiancy believes the consumer market for aesthetic treatments represents a potential growth opportunity. Radiancy plans to continue and leverage the strengths and advantages of its core technologies from products it sells in the professional market to expand further into the consumer market.

Introduction of New Products and Applications. Radiancy intends to apply its LHE® Brand technology and Thermicon® Brand technology platforms to continue to develop new products and applications. Radiancy believes that its LHE® Brand and Thermicon® Brand technologies may be applicable to other conditions beyond those currently addressed by its products, and it is developing several additional aesthetic applications for the consumer market.

Further Penetration of Existing Markets and Entry Into New Geographic Markets. Radiancy intends to expand its market share by entering new geographic markets and improving its marketing efforts in its existing markets by expanding to more retail stores and optimizing the direct to consumer campaigns. As part of these efforts, Radiancy constantly aims to expand its sales and marketing activities either directly or by seeking distributors in markets that are distant. Radiancy’s marketing campaigns are customized to the different geographical market while ensuring unity of the brands and trademarks worldwide with an aim to establish and grow the brand awareness.

Expansion of Direct Sales and Marketing Efforts. Radiancy plans on utilizing many of the same direct-to-consumer and channel strategies that it developed in the domestic market into certain other key territories with the objective of increasing revenue and profitability per unit sold. In addition, Radiancy is in the process of utilizing marketing tools from the direct to consumer field into the professional market with its Micro-Professional products such as the FSD.

Consumable Based Revenue Model. Radiancy generates revenues from sales of consumable components associated with its entire line of consumer and professional products. The consumer market provides an opportunity to generate recurring revenues through sales of consumable components and continuity items. Radiancy’s installed base of professional units presents a potential opportunity to generate recurring revenues through sales of its consumable LUA components, hand pieces and other products and applications.

Marketing and Distribution Channels

Radiancy’s multi-channel marketing and distribution model consists of television, online, print and radio direct-response advertising, as well as prestige retailers. Radiancy believes that this marketing and distribution model, through which each channel complements and supports the others, provides:

•	greater brand awareness across channels;

•	cost-effective consumer acquisition and education;

•	premium brand building; and

•	improved convenience for consumers.

Consumer Products Segment

North America. Radiancy’s consumer distribution segment in North America had sales of approximately $33.8 million and $70.06 million for fiscal year 2010 and nine months ended September 30, 2011, respectively. Radiancy uses a mix of direct-to-consumer advertising that includes infomercials, commercials, catalog and internet-based marketing campaigns, coupled with select retail resellers, such as Neiman Marcus, Henri Bendel, Planet Beauty and others; home shopping channels such as HSN; and online retailers such as Amazon, Dermadoctor.com and Drugstore.com. Radiancy believes these channels complement each other, as consumers that have seen its direct-to-consumer advertising may purchase at Radiancy’s retailers, and those who have seen Radiancy’s solutions demonstrated at its retailers may purchase solutions through its websites or call centers.

Direct to Consumer. Radiancy’s direct-to-consumer channel is defined as sales generated through infomercials, websites and call centers. Radiancy utilizes several forms of advertising to drive its direct-to-consumer sales and brand awareness, including print, online, television and radio.

Retailers and Home Shopping Channels. Radiancy’s retailers and home shopping channels enable it to provide additional points of contact to educate consumers about its solutions, expand its presence beyond its direct to consumer activity, and further strengthen and enhance its brand image.

International. In the international consumer segment, sales to customers outside of North America were approximately $32.8 million and $29.7 million for fiscal year 2010 and nine months ended September 30, 2011, respectively. Radiancy utilizes many of the same direct-to-consumer, Retailers and Home Shopping Channels strategies that it developed in North America in international markets such as in United Kingdom, France, Argentina, Spain, Portugal, and Israel.

Distributors. In a few territories, Radiancy operates through exclusive distribution agreements with leading distribution companies that are dominant in their respective market and have the ability to promote Radiancy’s products through their existing retail and home shopping networks. These countries include: Japan, Australia, New Zealand, Singapore, Russia, South Africa, various South American countries and the Middle East.

While Radiancy’s distribution has become geographically diverse over the past years, its Japanese distributor, Ya-Man, Ltd., accounted for approximately 42% of its 2010 total revenue, or $29.5 million. For the nine months ended September 30, 2011, sales to Ya-Man, Ltd. accounted for 23% of Radiancy’s total sales. At the present time, Radiancy’s international activity is primarily focused on successfully growing its business in the United Kingdom, France, Argentina, Spain, Portugal, and Israel – directly to consumers; and Japan, Australia, New Zealand, Singapore, Russia, South Africa, various South American countries and the Middle East via distributors.

For further analysis of Radiancy’s consumer products segment, please see Exhibit 99.4, “Radiancy’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Professional Products Segment

Radiancy markets and sells its professional devices to physicians, spas and beauty salons in the United States, Europe, Asia, South America and other major territories which comprise more than 50 countries. The sales split between physicians and beauty salons varies between territories largely according to the different regulatory environments. In the professional products segment, Radiancy employs a combination of direct and indirect sales channels using its sales force in the Unites States through its New York offices and distributors in other territories.

Radiancy provides its distributors with sales and marketing tools and with technical and clinical training. Radiancy’s distributors commit to certain minimum sale amounts in order to retain exclusivity. They are required to attend industry exhibitions and invest in service equipment.

For further analysis of Radiancy’s professional products segment, please see Exhibit 99.4, “Radiancy’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Customer Service and Support

Radiancy’s customer service strategy utilizes call centers and websites which intend to address customer needs in the simplest and most accessible way. Radiancy believes that by servicing and educating its consumers, it may increase customer satisfaction. Radiancy’s customer services also include the usage of technicians to resolve any technical issues that may arise.

Competition

In the consumer market, Radiancy is exposed to competition from privately held small specialized home use aesthetic device companies such as Home Skinovation, Tria Beauty and Tyrell. Several publicly traded companies (such as Syneron, Palomar and Solta) have also attempted to reach the consumer market. Additionally, Radiancy competes on brand awareness and sales in the category with mass marketers of traditional treatments such as shaving, tweezing, waxing and creams. These companies include traditional retail companies such as Panasonic, Philips, Procter and Gamble’s Gillette and Braun, Schick, Veet, GlaxoSmithKline, direct-response companies such as Guthy Renker, and several other privately held companies.

Radiancy believes that the principal competitive factors in its industry include:

•	product differentiation,

•	application,

•	effectiveness,

•	accessibility and availability,

•	convenience,

•	brand recognition and reputation,

•	price, and

•	effective advertising.

The professional market is subject to intense competition. Radiancy’s products for hair removal compete against both non-light-based treatments and light-based systems. Non-light-based competition includes, for hair removal, electrolysis, waxing, depilatories and epilators; for skin rejuvenation, Botox and collagen injections, chemical peels and microdermabrasion; for acne treatment, prescription and OTC drugs; and, for psoriasis care, whole body or localized ultra violet and drugs. Radiancy competes against several public and private companies within the professional aesthetic medical device market. Radiancy competes against products offered by public companies, including Syneron, Cutera, Inc., Cynosure, Inc., Solta Medical, Inc., Lumenis Ltd., Palomar Medical Technologies, Inc. and UltraShape Ltd., as well as products offered by private companies such as Alma Lasers Ltd., and several other smaller specialized companies. Some of Radiancy’s competitors have greater financial, marketing, and technical resources than Radiancy. Moreover, some of its competitors have developed, and others may attempt to develop, products with applications similar to those of Radiancy. Radiancy competes primarily on the basis of technology, product performance, price and affordability, quality, reliability and ease of use.

Research and Development

Radiancy’s research and development team is based in Hod-Hasharon, Israel. It focuses on, among other things, the development of new products to address aesthetic needs. The primary focus of its research and development department is to utilitze its existing technologies to develop additional consumer and professional applications and products. Radiancy is currently developing several home use devices as well as additional applications for its existing professional devices. Its gross research and development expenditures were $1,289,000 in 2008, $711,000 in 2009 and $839,000 in 2010. Radiancy estimates that its gross research and development expenditures for 2011 will be approximately $943,000.

Intellectual Property

Radiancy relies on a combination of patent, trademark and other intellectual property laws to establish and protect its proprietary rights. In addition, Radiancy seeks to protect its proprietary rights by using confidentiality and assignment of invention agreements with its employees, consultants, advisers and others. Radiancy owns over 50 issued and pending patents around the world covering its LHE® Brand and Thermicon® Brand devices. Radiancy’s first patent does not expire until 2016.

Radiancy intends to protect its proprietary rights from unauthorized use by third parties to the extent that its proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets.

Radiancy’s policy is to file patent applications and to protect certain technology, inventions and improvements that are commercially important to the development of Radiancy’s business. Radiancy’s strategy has been to apply for and maintain patent protection for inventions and their applications which it believes has potential commercial value in countries that offer significant market potential. As of September 30, 2011, Radiancy had over 50 domestic and foreign issued and pending patents, which help to protect the technology of its businesses in phototherapy, skin health, and hair care.

Radiancy also relies on trade secrets, employee and third-party nondisclosure agreements and other protective measures to protect its intellectual property rights pertaining to its products and technology.

Many of Radiancy’s products are offered under trademarks, both registered and unregistered. Radiancy owns over 40 registered and pending trademarks around the world for its products. Trademarks for products that are not commercially important may be allowed to lapse.

Sourcing and Fulfillment

Radiancy uses outsourced manufacturing to produce its products while maintaining control over the production process. Radiancy believes that outsourcing allows it to carry low inventory levels and maintain fixed unit costs with minimal infrastructure and without incurring significant capital expenditures. Radiancy uses third-party contract manufacturers and suppliers to obtain substantially all its product and packaging components and to manufacture finished products. Radiancy believes that it has good relationships with its manufacturers and suppliers and that there are alternative sources in the event that one or more of these manufacturers or suppliers is not available or ceases the conduct of its business. Radiancy continually reviews its manufacturing and supply needs against the capacity of its contract manufacturers and suppliers with the objective of ensuring that it is able to meet its production goals, reduce costs and operate more efficiently.

Radiancy contracts with third-party fulfillment vendors to package and distribute its products primarily from its fulfillment facilities in the United States, the United Kingdom and Israel.

Government Regulation

Radiancy’s products other than the no!no!® hair removal product, the no!no! Smooth™ skincare line and the no!no! FaceTrainer™ Brand device are medical devices subject to extensive and rigorous regulation by the FDA, as well as other domestic and international regulatory bodies. FDA regulations govern the following activities that Radiancy performs and will continue to perform to help ensure that medical products distributed world-wide are safe and effective for their intended uses:

•	product design and development;

•	product testing;

•	product manufacturing;

•	product safety;

•	product labeling;

•	product storage;

•	recordkeeping;

•	premarket clearance or approval;

•	advertising and promotion; and

•	product sales and distribution.

FDA’s Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device Radiancy wishes to distribute commercially in the United States will require either prior 510(k) clearance or premarket approval from the FDA. The FDA classifies medical devices into one of three classes. Devices deemed to pose lower risks are placed in either class I or II, which requires the manufacturer to submit to the FDA a premarket notification requesting permission to distribute the device commercially. This process is generally known as 510(k) clearance. Some low risk devices are exempt from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in class III, requiring premarket approval.

510(k) Clearance Pathway

When a 510(k) clearance is required, Radiancy must submit a premarket notification demonstrating that its proposed device is substantially equivalent either to a previously cleared 510(k) device or to a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of premarket approval applications. By regulation, the FDA is required to respond within 90 days of submission of a 510(k) application. As a practical matter, clearance often takes significantly longer as the FDA may require further information, including clinical data, to make a determination regarding substantial equivalence.

Premarket Approval Pathway

A premarket approval application, or PMA, must be submitted to the FDA if the device cannot be cleared through the 510(k) process. A PMA must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trials, manufacturing and labeling to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device.

No device that Radiancy has developed has required premarket approval, nor does Radiancy currently expect that any future device or indication will require premarket approval.

Product Modifications

Radiancy has modified aspects of products since receiving regulatory clearance, but it believes that new 510(k) clearances are not required for these modifications. All these modifications to Radiancy’s cleared devices were performed and analyzed in accordance with 21 C.F.R. § 807.81 and FDA’s guidance document “Deciding When to Submit a 510(k) for a Change to an Existing Device” Jan 10, 1997 (the “Device Modification Guidance”).

The FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with Radiancy’s determination not to seek a new 510(k) clearance or PMA, the FDA may retroactively require us to seek 510(k) clearance or premarket approval. The FDA could also require Radiancy to cease marketing and distribution and/or recall the modified device until 510(k) clearance or premarket approval is obtained. Also, in these circumstances, Radiancy may be subject to significant regulatory fines or penalties.

Reimbursement

The price, profitability and demand for Radiancy’s products and services are not dependent on the reimbursement policies of public or private third-party payers, such as Medicare or insurance companies. Radiancy’s products and services generally are not subject to reimbursement by third-party payers and, therefore, it faces limited risk from changes in governmental and third-party payer methodologies and reimbursement rates. Radiancy may seek to qualify for reimbursement for future psoriasis treatment products for the consumer market, which may make such products more attractive at higher price points to potential customers.

Employees

As of September 30, 2011, Radiancy had 50 employees, with 17 employees in sales and marketing, 18 in operations, 10 in general and administrative and 5 in research and development. None of Radiancy’s employees are represented by a labor union and Radiancy believes its employee relations are good.

Facilities

Radiancy’s headquarters in Orangeburg, New York are leased through September 30, 2014 and occupy approximately 4,640 square feet. Radiancys’ offices in Hod-Hasharon, Israel, is leased through January 19, 2014 and consists of a 16,145 square foot building that is used for marketing, operations and research and development. Radiancy has an option to extend the lease for its offices in Hod-Hasharon for a period of 12 months commencing January 20th, 2014, and Radiancy may exercise this option up to five times.

Litigation

On November 5, 2010, TRIA Beauty, Inc. (“TRIA”) filed a complaint against Radiancy in the United States District Court for the Northern District of California. An amended complaint was filed on July 22, 2011. In the amended complaint, TRIA alleges that Radiancy is liable for false advertising and trademark infringement under the Lanham Act and related California state law causes of action with respect to certain of Radiancy’s advertising claims for its at-home hair removal and acne treatment products and its alleged use of TRIA’s registered trademarks in paid internet searches. TRIA’s complaint seeks damages in an unspecified amount, costs, attorney’s fees, corrective advertising, as well as preliminary and permanent injunctive relief. On December 15, 2010, Radiancy answered TRIA’s complaints, and filed counterclaims based on TRIA’s false and misleading advertising for its TRIA Hair and TRIA Acne products.

On January 6, 2011 Radiancy filed a complaint against TRIA in the Supreme Court of the State of New York for unfair competition; tortious interference with contractual relations; misappropriation and exploitation of Radiancy’s confidential and proprietary information.

On November 16, 2011, Radiancy received a demand letter from Milstein Adelman LLP. (the “Milstein Letter”). The Milstein Letter alleges that Radiancy has violated and continues to violate provisions of the California Consumer Legal Remedies Act, California Civil Code section 1750 with respect to its marketing and advertising of the no!no! Hair Removal System. The Milstein Letter further alleges that Radiancy’s conduct violates California’s Unfair Competition Law, False Advertising Law and Health and Safety Code and requests restitution for a purported Class of consumers. As of the date of this current report on Form 8-K, no formal legal proceedings or complaint has been filed against Radiancy in connection with the Milstein Letter. While it is not feasible to predict the timing of any formal legal proceedings or the outcome thereof, which outcome may not be able to be determined for a prolonged period of time, Radiancy intends to vigorously defend any and all threatened or actual legal, regulatory and other actions and claims that may be filed, including with respect to the Milstein Letter.

From time to time Radiancy may become involved in other legal proceedings and claims, or be threatened with other legal actions and claims, arising in the ordinary course of business relating to its intellectual property, product liability, regulatory compliance and/or marketing and advertising of its products.

Price Range of Common Stock

Historical market price information regarding Radiancy’s common stock is not provided because there is no public market for Radiancy’s common stock.

As of November 17, 2011 there were 64 shareholders of Radiancy’s common stock.

Dividends

Radiancy did not declare any cash dividends on its common stock or preferred stock within the past two fiscal years or for the nine months ended September 30, 2011. Prior to declaring and paying a dividend or any other kind of distribution, Radiancy must first pay a dividend of $5.00 per share to each holder of outstanding shares of its preferred stock.

Equity Compensation Plan Information

The following table provides information with respect to Radiancy’s equity compensation plan.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	15,229	$0.05	—
Equity compensation plans not approved by security holders	1,367,488	$0.28	—
Total	1,382,717	$0.27	—

The Radiancy Inc. Amended and Restated 1999 Stock Incentive Plan (the “1999 Plan”) is intended to enhance Radiancy’s ability to attract and retain highly qualified officers, employees, directors, consultants and other service providers to advance the interests of Radiancy and its affiliates. The 1999 Plan provides for the grant of non-qualifed stock options, incentive stock options, stock appreciation rights, restricted stock, unrestricted stock and restricted stock units. The number of the Radiancy’s shares available for issuance under the 1999 Plan is 3,767,488. Stock options granted under the 1999 Plan generally vest ratably over a three-year period and expire 10 years from the date of grant. With respect to Israeli resident optionees, the 1999 Plan is qualified under the section 102 capital gains tax course which generally entitle optionees to a beneficial tax rate.